DEBBIE REYNOLDS HOTEL & CASINO, INC. ANNOUNCES THAT CALSTAR CORPORATION HAS ELECTED TO CANCEL ITS OFFER TO PURCHASE THE CORPORATION

For Immediate Release

     Las Vegas, Nevada, June 11, 1998 - Debbie Reynolds Hotel & Casino, Inc., ("DRHC"), (OTC: DEBIQ) a Nevada Corporation, announces today that Calstar Corporation, ("Calstar"), has notified DRHC of its election not to proceed with the offer to purchase 92.5% of the Company for $15,500,000.

     Pursuant to the Alternative Transaction section of DRHC's Revised Plan of Reorganization, Central Florida Investments Inc., ("CFI"), an affiliate of David
A. Siegel, ("Siegel"), Owner and President of Westgate Resorts, one of the largest timeshare developers in the world, and Calstar, entered into open bidding for the Company. CFI's bid of $15,600,000 to purchase 92.5% of DRHC was the highest and best offer. The remaining 7.5% ownership of DRHC was to be split between the unsecured creditors and the current shareholders with the unsecured creditors receiving 5% and the current shareholders retaining 2.5% of the Company.

     The offer was solely contingent upon CFI's satisfactory completion of its due diligence. CFI was allowed 30 days to complete its due diligence and an additional 30 days to close the transaction. On Friday May 8, 1998, CFI notified DRHC of its election not to proceed with the transaction.

     Calstar's offer to purchase 92.5% of DRHC for $15,500,000 was awarded a back-up offer position by the Bankruptcy Court. . The remaining 7.5% ownership of DRHC was to be split between the unsecured creditors and the current shareholders with the unsecured creditors receiving 5% and the current shareholders retaining 2.5% of the Company.

     The back-up offer position allowed Calstar the right to purchase DRHC pending the completion of its due diligence process. The Calstar offer was solely contingent upon Calstar's satisfactory completion of its due diligence. Calstar was allowed 30 days to complete its due diligence and an additional 30 days to close the transaction. The transaction was scheduled to close on or before July 7, 1998, however, there could be no assurance, until Calstar completed its due diligence, that the transaction would close.

     On Thursday June 11, 1998, Calstar notified DRHC of its election not to proceed with the transaction.

     On May 10, 1998 the Hollywood Motion Picture & Television Museum, the non-profit organization which owns the Hollywood Memorabilia collection on the property, elected to terminate its relationship with DRHC and removed a majority of its collection from the property. The Hollywood museum operation at the property has been closed.

     The Company is currently exploring all of its options, however, at this time any value of unsecured creditors claims and shareholder's equity is unknown.

     On July 3, 1997 the Company filed for relief under Chapter 11 of the Bankruptcy Code, due to the inability of the Company to generate sufficient funds to cover, on a timely basis all of its debts. The Company was seeking reorganization of its debts. Also filing were subsidiary companies Debbie Reynolds Management Company and Debbie Reynolds Resorts, Inc. In addition to filing personal bankruptcy under Chapter 11, Miss Debbie Reynolds resigned as Chairman of the Board, Director and an Officer of Debbie Reynolds Hotel & Casino, Inc., Debbie Reynolds Management Company and Debbie Reynolds Resorts, Inc.

For more information, please call Todd Fisher, CEO, (702) 734-0711.